EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Debra Nalchajian-Cohen
Cohen Communications
(559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP

ANNOUNCES STOCK LISTING ON NASDAQ

CLOVIS, CALIFORNIA…March 4, 2004…The Board of Directors of Central Valley Community Bancorp (NASDAQ: CVCY), the parent company of Central Valley Community Bank, announced today that the Company has met all requirements for listing on the NASDAQ Small-Cap Market and that NASDAQ has approved the Company’s Small-Cap Market application.  The Company will begin trading on the NASDAQ exchange on March 5, 2004 and will continue to trade under the ticker symbol of CVCY.  The Company formerly traded on the Over the Counter Bulletin Board.

“As we enter our 25th year of operation, this acceptance on the NASDAQ exchange is another milestone in the growth and financial strength of our Bank, and another example of building long-term shareholder value for our Company,” stated Daniel J. Doyle, President and Chief Executive Officer of Central Valley Community Bancorp and Central Valley Community Bank.

Central Valley Community Bancorp trades on the NASDAQ exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. The Bank operates seven full-service offices in Clovis, Fresno, Prather, Kerman and Sacramento, plus Real Estate Lending, SBA Lending and Agribusiness Lending Departments.  Investment services are also provided by Investment Centers of America.  Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick. Additional information about Central Valley Community Bank can be found at www.cvcb.com.

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